Exhibit 10.8

October 4, 2021

Lighthouse Imaging, LLC

2 Portland Fish Pier, Suite 214

Portland, ME 04101

Ladies and Gentlemen:

This letter agreement (the “Letter Agreement”) reflects certain understandings and arrangements between Precision Optics Corporation, Inc. (the “Company”), Lighthouse Imaging, LLC (the “Target”), and Anania & Associates Investment Company, LLC (the “Majority Member”) in connection with the Company’s acquisition of substantially all of the assets, properties and contractual rights of the Target (the “Business”) and the Company’s issuance of the Issued Shares at Closing. This Letter Agreement supplements the terms and conditions of that certain Asset Purchase Agreement dated October 4, 2021 by and between the Company, the Target, and the Majority Member (the “Purchase Agreement”). Other than as set forth in this Letter Agreement, the terms and conditions set forth in the Purchase Agreement shall control. All capitalized terms used but not defined in this Letter Agreement will have the meanings attributed to such terms in the Purchase Agreement.

In connection with the foregoing, the parties to this Letter Agreement hereby agree as follows:

1.                  Lighthouse Director. The Company shall elect one (1) individual designated by the Target (the “Lighthouse Director”) to the board of directors of the Company (the “Board”) immediately following Closing of the Purchase Agreement. The Company shall support the reelection of the Lighthouse Director such that the Lighthouse Director shall serve on the Board for a minimum period of three (3) years from the Closing (the “Minimum Service Period”); provided, however, the foregoing shall not apply in the event of any violation by the Lighthouse Director of: (i) any applicable Laws, (ii) the bylaws or other corporate governance documents of the Company, or (iii) the employee handbooks, guidelines and other documents governing employee conduct. The Company shall remove the Lighthouse Director if requested by the Target. During the Minimum Service Period, the Company shall elect a replacement as directed by the Target to fill any vacancy created by the removal or resignation of the Lighthouse Director.

2.                  Operations Committee. Shortly after the Closing and during the Minimum Service Period, the Company shall establish an Operations Committee of the Board for purposes of reviewing and advising the Board regarding the post-Closing operations of the Business (the “Post-Close Business”) regarding financial performance, operational topics and other related topics. The Operations Committee shall meet regularly (not less than once per quarter) with the management of the Post-Close Business and shall report as requested to the Board. During the Minimum Service Period, the Lighthouse Director shall have the option to serve on the Operations Committee.

3.                  Amendment. This Letter Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

4.                  Governing Law. This Letter Agreement shall be governed, construed, administered and regulated in all respects under the laws of the Commonwealth of Massachusetts, without regard to the provisions, policies or principles thereof relating to choice or conflict of laws.

5.                  Successors; Assignment. This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, successors and assigns. Notwithstanding the foregoing, neither party may assign, delegate, or otherwise transfer any of its rights or obligations under this letter agreement without the consent of the other party hereto.

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6.                  Third-Party Rights. Nothing in this letter agreement shall be deemed to create any right in any Person not a party hereto (other than the permitted successors and assigns of a party hereto), and this Letter Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

7.                  Counterparts; Conflicts. This Letter Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same agreement. In the event of any conflict between the provisions of this Letter Agreement, on the one hand, and the provisions of the Purchase Agreement, on the other hand, the provisions of this Letter Agreement shall control.

If the terms of this letter agreement are acceptable to you, please signify by signing and dating this letter agreement below.

Sincerely,

Precision Optics Corporation, Inc.

By:	/s/ Joseph N. Forkey
Name:	Joseph N. Forkey
Title:	CEO

Acknowledged and agreed upon as of the date first above written:

Lighthouse Imaging, LLC

By:	/s/ Peter V. Anania
Name:	Peter V. Anania
Title:	President

Anania & Associates Investment Company, LLC

By:	/s/ Peter V. Anania
Name:	Peter V. Anania
Title:	President

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